Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Acquires Fanello Industries

(Chicago – April 4, 2018) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, announced today that it acquired Fanello Industries (“Fanello”), a privately-owned metal service company located in Lavonia, Georgia. Fanello is a processor and service provider that supplies blanking, stamping, laser cutting, bending, and machining metal solutions to a diverse group of industries in the Southeastern United States. The Company employs approximately 150 people and has annual revenue of approximately $20 million.

“Fanello Industries has built an excellent reputation by designing custom metal stamping, machining, and tool and die solutions for its customers. When we say that we have a passion for the customer experience, that passion is embodied in Fanello,” said Eddie Lehner, Ryerson’s President and Chief Executive Officer. “The acquisition of Fanello increases our breadth of value-added services that we can leverage across our intelligent service center network to create great experiences for Ryerson’s current and future customers.”

Added Kevin Richardson, Ryerson’s President, South-East Region, “We are excited to welcome Fanello Industries to Ryerson. We have worked closely with Vince Fanello and his management team for many years both as a customer and a supplier of value-added fabrication services. Fanello will be an excellent extension of our supply chain given its outstanding reputation for quality and broad capabilities in stamping and metal fabrication. Fanello will continue to service the market under its own brand name and we look forward to collaborating with its team as we join forces.”

Vince Fanello, Chief Executive Officer of Fanello Industries, stated, “This year Fanello Industries enjoyed its 20th anniversary, and the opportunity to join Ryerson allows our customers to enjoy the continued service and dedication they have enjoyed in the past, while combining our depth of knowledge in the metals industry enhances our product offering in the future. Joining a company that measures success in centuries is an honor for all of us at Fanello Industries.”

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.